Exhibit 99.1

FOR IMMEDIATE RELEASE

Ducommun Incorporated Reports Results for the

Second Quarter Ended July 2, 2011

LOS ANGELES, California (August 8, 2011) - Ducommun Incorporated (NYSE:DCO) today reported results for its second quarter and six months ended July 2, 2011.

Recent Highlights

•	Successfully completed LaBarge acquisition, bolstering the Company’s growth outlook

•	Net sales increased 5% for the second quarter of 2011 versus the second quarter of 2010, reflecting stronger shipment of commercial products

•	Net income, excluding transaction-related expenses, was $0.45 per fully diluted share

•	Generated $12.5 million in cash flow from operations in second quarter 2011, excluding transaction-related costs

As previously announced, on June 28, 2011 the Company completed its acquisition of LaBarge, Inc. (“LaBarge”) and combined the entity with Ducommun Technologies to form Ducommun LaBarge Technologies (“DLT”).

Sales for the second quarter of 2011 rose 5% to $108.0 million, as compared to $102.9 million for the second quarter of 2010, reflecting increased sales from commercial aerospace products. Due to transaction-related expenses, the Company incurred a net loss for the second quarter of 2011of $(3.0) million, or $(0.28) per fully diluted share, compared to net income of $5.7 million, or $0.53 per diluted share, for the comparable period last year. The second quarter 2011 results include pre-tax transaction-related expenses of $10.9 million ($7.8 million after tax, or $0.73 per fully diluted share). Excluding transaction-related expenses, net income was $4.8 million, or $0.45 per fully diluted share. During the quarter, the Company generated $12.5 million of cash flow from operations, excluding $10.1 million of transaction-related costs.

“We remained focused on improving operating performance this quarter even as we worked diligently to close the LaBarge acquisition on time. Ducommun benefitted from strengthening demand, with top line growth driven by increased commercial shipments across a wide variety of platforms,” said Anthony J. Reardon, president and chief executive officer. “Commercial revenue represented 47% of our total business this period, up significantly from last year’s 40%. In addition, we saw our gross margins increase sequentially from the first quarter, a trend we believe will continue going forward. The second half of 2011 is looking to be one of growth for Ducommun, and the LaBarge acquisition strengthens our product portfolio heading into 2012.”

The increase in sales for the second quarter of 2011 versus the prior-year period was primarily due to higher revenues of commercial products for large and regional fixed wing aircraft, offset somewhat by lower revenues of military aircraft and engineering services. LaBarge contributed $0.9 million in sales for the 2011 period. The Company’s mix of business in the second quarter of 2011 was approximately 53% military/space and 47% commercial, compared to 60% military/space and 40% commercial in the second quarter of 2010.

Gross profit, as a percent of sales, was 19.4% in the second quarter of 2011 compared to 21.7% in the comparable period in 2010. Gross profit margins were lower in the 2011 period primarily due to an increased portion of sales of lower margin programs and slightly lower operating performance at Ducommun AeroStructures (“DAS”), partially offset by a favorable product mix at DLT. Gross profit, as a percent of sales, in the second quarter of 2010 had also been favorably impacted by an adjustment to operating expenses of $1.1 million, or 1.1 percentage points, relating to the reversal of certain accounts payable accruals recorded in prior periods.

Selling, general and administrative (“SG&A”) expenses increased to $23.6 million, or 21.8% of sales, in the second quarter of 2011, compared to $13.3 million, or 12.9% of sales, in the second quarter of 2010. The second quarter of 2011 included approximately $10.1 million of transaction-related expenses. Excluding transaction-related expenses, SG&A would have been $13.5 million, or 12.5% of sales.

The net loss of $(3.0) million for the second quarter of 2011 compared unfavorably to net income of $5.7 million reported in the second quarter of 2010 and was due primarily as a result of the transaction-related expenses. In addition, interest expenses were higher by $0.8 million in 2011 due to the write-off of unamortized financing costs as a result of the company’s transaction-related refinancing of debt. The Company’s effective tax benefit for the second quarter 2011 was approximately 28% as a result of recognition of various tax benefits related to research and development tax credits. The Company’s effective tax rate for the second quarter 2010 was 33% and reflected no research and development tax benefits.

Sales for the first six months of 2011 of $207.6 million were in line with the $207.2 million reported for the first six months of 2010. LaBarge contributed $0.9 million in sales for the six months of 2011. Net income for the first six months of 2011 was break-even, or $0.00 per fully diluted share including pre-tax transaction-related expenses of $12.3 million, compared to $9.9 million, or $0.94 per fully diluted share, for the first six months of 2010. Excluding transaction-related expenses, net income was $8.7 million, or $0.82 per diluted share.

Net sales for the first six months of 2011, compared to the same period last year, reflect a change in market dynamics, with increased revenue from commercial aerospace products, mainly regional jet and large commercial aircraft, offset by lower sales for military aircraft and engineering services. The Company’s mix of business in the first six months of 2011 was approximately 54% military/space and 46% commercial, compared to 60% military/space and 40% commercial in the first six months of 2010.

Gross profit, as a percent of sales, was 19.0% in the first six months of 2011 compared to 20.1% in the comparable period last year. Gross profit margins were lower primarily due to a slight decline in operating performance, with an unfavorable change in sales mix at both DAS and DLT. Gross profit, as a percent of sales, in the first six months of 2010 was also favorably impacted by an adjustment to operating expenses of $1.1 million, or 0.5 percentage points, relating to the reversal of certain accounts payable accruals recorded in prior periods.

SG&A expenses increased to $37.7 million, or 18.2% of sales, in the six months of 2011, compared to $25.8 million, or 12.4% of sales, in the six months of 2010. Excluding the transaction-related expenses of $11.4 million in the first six months of 2011, SG&A would have been $26.3 million, or 12.7% of sales.

Net income for the first six months of 2011 decreased primarily due to transaction-related expenses and higher interest expense of $0.8 million related to the company’s refinancing of its debt in connection with the transaction, partially offset by lower income tax expenses. The Company’s effective tax benefit for the first six months of 2011 was 60% as a result of recognition of various tax benefits related to research and development tax credits. The Company’s effective tax rate for the first six months of 2010 was 33% and reflected no research and development tax benefits.

“With the acquisition of LaBarge completed, we are focused on driving the integration of these two strong companies and leveraging our presence in key markets and platforms,” Mr. Reardon continued. “We remain on track to achieve the projected synergies in coming quarters. Given the added capabilities of LaBarge, Ducommun will now offer higher level structural and electronic assemblies to support our customers’ growing demand, as we see the global commercial markets provide many opportunities to fuel growth and enhance operating margins. We also expect to utilize anticipated solid cash flow going forward to pay down debt and provide the capital for improved results in 2012 and beyond.”

Conference Call

A teleconference hosted by Anthony J. Reardon, the Company’s president and chief executive officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held on Tuesday, August 9, 2011 at 10:00 AM PT (1:00 PM ET) to review these financial results. To participate in the teleconference, please call 866-510-0705 (international 617-597-5363) approximately ten minutes prior to the conference time stated above. The participant passcode is 16330402. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.

This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 14177793.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through three primary business units: Ducommun AeroStructures (DAS), Ducommun LaBarge Technologies (DLT), and Miltec. Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, any difficulties, delays or failure in, or unanticipated costs of, realizing the expected synergies of the LaBarge acquisition, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Joseph P. Bellino	or	Chris Witty
Vice President and Chief Financial Officer		Investor Relations
(310) 513-7211		(646) 438-9385/cwitty@darrowir.com

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011		July 3, 2010
Sales and Service Revenues:
Product sales	$100,945	$92,294	$192,278		$184,682
Service revenues	7,098	10,643	15,318		22,511

Net Sales	108,043	102,937	207,596		207,193

Operating Costs and Expenses:
Cost of product sales	81,542	72,066	156,381		147,667
Cost of service revenues	5,497	8,528	11,803		17,865
Selling, general and administrative expenses	23,597 *	13,316	37,746	*	25,779

Total Operating Costs and Expenses	110,636	93,910	205,930		191,311

Operating Income	(2,593)	9,027	1,666		15,882

Interest Expense, Net	(1,531)**	(596)	(1,791	)**	(1,148)

Income Before Taxes	(4,124)	8,431	(125)		14,734

Income Tax Expense, Net	1,151	(2,778)	75		(4,858)

Net Income	$(2,973)	$5,653	$(50)		$9,876

Earnings Per Share:
Basic earnings per share	$(0.28)	$0.54	$—		$0.94
Diluted earnings per share	$(0.28)	$0.53	$—		$0.94
Weighted Average Number of Common
Shares Outstanding:
Basic	10,536	10,485	10,531		10,475
Diluted	10,696	10,576	10,656		10,546

*	Includes $10,076 and $11,476 of transaction-releated expenses associated with the acquisiton of LaBarge for the three months and six months ended July 2, 2011, respectively.
**	Includes $831 of transaction-related expenses associated with the acquisition of LaBarge for both the three months and six months ended July 2, 2011.

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	July 2, 2011	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$31,350	$10,268
Accounts receivable	105,240	47,949
Unbilled receivables	3,477	3,856
Inventories	161,784	72,597
Production cost of contracts	15,286	16,889
Deferred income taxes	12,731	5,085
Other current assets	16,628	4,748

Total Current Assets	346,496	161,392
Property and Equipment, Net	97,880	59,461
Goodwill	216,897	100,442
Intangibles	193,530	21,992
Other Assets	18,116	2,165

	$872,919	$345,452

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$2,191	$187
Accounts payable	73,439	39,925
Accrued liabilities	58,113	31,174

Total Current Liabilities	133,743	71,286
Long-Term Debt, Less Current Portion	391,164	3,093
Deferred Income Taxes	81,067	7,691
Other Long-Term Liabilities	11,844	9,197

Total Liabilities	617,818	91,267

Commitments and Contingencies
Shareholders’ Equity:
Common stock	107	106
Treasury stock	(1,924)	(1,924)
Additional paid-in capital	63,439	61,684
Retained earnings	196,581	197,421
Accumulated other comprehensive loss	(3,102)	(3,102)

Total Shareholders’ Equity	255,101	254,185

	$872,919	$345,452